Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Adds Todd Maclin to its Board of Directors

DALLAS – September 14, 2020 – Trinity Industries, Inc. (NYSE:TRN) (“Trinity”) today announced the election of Todd Maclin to its Board of Directors, effective immediately. The addition of Mr. Maclin expands Trinity’s Board of Directors from 7 to 8 members.

“We are pleased to welcome Todd Maclin as a new member of our Board of Directors,” said Leldon E. Echols, Trinity’s Non-Executive Chairman of the Board. “The significant operating experience and financial insight Todd has gained as a top executive in the banking industry will bring additional leadership and valuable perspective to our Board.”

Mr. Maclin retired in 2016 from a 37-year career at JPMorgan Chase & Co., and its predecessor banks, where he rose to Chairman, Chase Commercial and Consumer Banking in 2013 and served on the company’s Operating Committee. Prior to that, he held a variety of leadership roles, including Regional Executive for Texas and the Southwest U.S., and Global Executive for Energy Investment Banking. Mr. Maclin currently serves on the board of directors of Kimberly-Clark Corporation, a global manufacturer of branded tissue and personal care products. He also serves on the board of directors of RRH Corporation, the parent company of Hunt Consolidated, Inc.; is a Board Advisor for Cyber Defense Labs; and is an Advisory Director of BancAffiliated, Inc.

Mr. Maclin received his bachelor’s degree in business administration and management from the University of Texas at Austin.

About Trinity Industries
Trinity Industries, Inc., headquartered in Dallas, Texas, owns businesses that are leading providers of rail transportation products and services in North America. Our rail-related businesses market their railcar products and services under the trade name TrinityRail®. The TrinityRail platform provides railcar leasing and management services, as well as railcar manufacturing, maintenance and modifications. Trinity also owns businesses engaged in the manufacture of products used on the nation’s roadways and in traffic control, as well as a logistics business that primarily provides support services to Trinity. Trinity reports its financial results in three principal business segments: the Railcar Leasing and Management Services Group, the Rail Products Group, and the All Other Group. For more information, visit: www.trin.net.

Investor Contact:
Jessica Greiner
Vice President, Investor Relations and Communications
Trinity Industries, Inc.

(Investors) 214/631-4420

Media Contact:
Jack L. Todd
Vice President, Public Affairs
Trinity Industries, Inc.

(Media Line) 214/589-8909